Exhibit 10.10

10 Presidential Way

Woburn, MA 01801 USA

September 19, 2008

Mr. Scott Dussault

23 Leland Hill Road

Sutton, MA 01590

Dear Scott:

On behalf of Demandware, Inc. (the “Company”). I am pleased to confirm our employment offer to you for the position of Chief Financial Officer. This offer is contingent upon your acknowledgement that you have no prior contractual agreements with a former employer that would exclude you from doing business with our clients, partners, or our technology. In this position you will report to me and you will be an integral member of Demandware’s Executive team. Your responsibilities will include but are not limited to, providing financial leadership, administrative discipline and structure for the company for the prospect of an IPO, and contributing to the strategic leadership of the business. As the Chief Financial officer you will need to provide leadership for financial statement preparation, financial analysis, and the Treasury function. You will act as a business partner to the Senior Executive Team and play a lead role in driving the budgeting and forecasting processes, capital improvements and investments, and manage the negotiations of lines of credit and any potential acquisitions.

Your starting salary will be $7916.66 payable semi monthly ($190,000.00 annualized) and your employment will commence as early as convenient for you but no later than October 20, 2008. In addition to the annual salary specified above, you are eligible to earn annual incentive bonuses totaling $40,000.00. These bonuses will be based on the achievement of mutually agreed upon milestones or objectives. Subject to Board approval, you will be granted 400,000 options to purchase shares of Demandware, Inc. common stock pursuant to our Employee Stock Option Plan. These options will be subject to acceleration in full on the event of change of control of the organization if you are terminated without cause within 12 months of a change of control This will be incorporated into the Stock Option Grant document. Otherwise, the exercise price of the options will be set at the fair market value as of the date of grant. As more fully spelled out in the Employee Stock Option Agreement, your options shall vest as follows: twenty-five percent (25%) of the options on the one (1) year anniversary of your employment; and one forty-eighth (1/48th) of the options at the end of each month starting with the thirteenth (13th) month following the start date of your employment.

You will be eligible to participate in all other employee welfare benefit plans generally made available by the Company to similarly-situated employees. Your participation will be in accordance with the plan rules and regulations as to eligibility, waiting periods etc. While these plans are subject to change without notice, they generally include medical, dental, short term and long term disability insurance as well as life insurance in the amount of 1x’s your annual salary. In addition you may elect to participate in the Demandware 401K plan as well as a flexible spending plan (Section 125 Plan). Initially you will be entitled to up to three weeks of vacation time and an additional 5 personal days.

This offer is contingent on your execution and delivery to us of (i) this agreement, (ii) the Company’s Non-Disclosure and Developments Agreement attached hereto, and (iii) the Employee Non-Solicitation and Non-Competition Agreement attached hereto by, Monday, September 22, 2008, after which time this offer will terminate if not accepted. The execution of each of the above referenced documents is a condition of your employment. Please note that your written acceptance of this offer also confirms your understanding and agreement that your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time and for any reason. You further acknowledge that this letter does not constitute an employment contract.

If you are not a US Citizen it may be necessary for you to obtain a work permit or Visa from the U.S. Department of Homeland Security. If this is the case, the company will engage Immigration Attorneys and will make every reasonable effort to obtain the necessary authorizations for you to work in the U.S. If such a Work Permit, or Visa, is required, then it will become a condition of your employment and your employment will terminate if you are denied permission to work in the U.S.

We are tremendously excited about the opportunity for you to join our team. Please feel free to contact me if you need any further information prior to the deadline indicated above.

Yours turly,

John Pearce
President & CEO
Demandware, Inc

Accepted this 19 day of September, 2008

From:	Tom Ebling
To:	Scott Dussault

Date: February 26, 2010

Subject: 2010 Performance Bonus

Your bonus opportunity for 2010 is $40,000. This is funded based upon company financial performance as follows:

The funding of this bonus does not guarantee that you will receive a bonus. In order to achieve any of this potential bonus, you must meet your individual objectives and be an employee at the time the bonus is paid. Your individual objectives and the portion of the bonus earned upon achievement are as follows:

Individual Objectives for 1H 2010

		Portion
1.	IPO compliance plan	20%
2.	Metrics and reporting (including customer profitability) on timely basis	20%

3.	HR, Legal, Facilities	15%

4.	Effective forecasting of GMV, Capital, Proforma Services, Expenses	25%

5.	Securing line of debt suffcient to fund 2010 major capital purchases, particularly PODs.	20%

In each case, we will assess the achievement of the objective as Excellent, Good, Satisfactory or Unsatisfactory. You will earn full value for Excellent, 90% for Good, 75% for Satisfactory or 0% for Unsatisfactory.

Bonuses will be distributed in February 2011.

Sincerely,

Thomas Ebling

CEO

From:	Tom Ebling
To:	Scott Dussault

Date: July 9, 2010

Subject: 2010 Performance Bonus

Your bonus opportunity for 2010 is $40,000. This is funded based upon company financial performance as follows:

The funding of this bonus does not guarantee that you will receive a bonus. In order to achieve any of this potential bonus, you must meet your individual objectives and be an employee at the time the bonus is paid. Your individual objectives and the portion of the bonus earned upon achievement are as follows:

Individual Objectives for 2H 2010

		Portion
1.	Publish IPO compliance timeline early in 2H and adherence to it	15%
2.	Metrics and reporting (including customer profitability) on timely basis	15%

3.	HR, Legal, Facilities	15%

4.	Effective forecasting of GMV, Capital, Proforma Services, Expenses	20%

5.	I-banker wording to be supplied as draft by Scott	15%

6.	2011 budgeting and 2011-2013 planning support to enable rapid decision making and analysis of various options	20%

In each case, we will assess the achievement of the objective as Excellent, Good, Satisfactory or Unsatisfactory. You will earn full value for Excellent, 90% for Good, 75% for Satisfactory or 0% for Unsatisfactory.

Bonuses will be distributed in February 2011.

Sincerely,

/s/ Thomas Ebling

Thomas Ebling

CEO

DEMANDWARE, INC.

5 Wall Street

Burlington, MA

April 4, 2011

Scott J. Dussault

23 Leland Hill Rd.

Sutton, MA 01590

Re: Acceleration of Vesting

Dear Scott:

Demandware, Inc. (the “Company”) recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise, may cause you to terminate your employment with the Company. As a result, in order to induce you to remain in the employment of the Company, the Company agrees with you as follows with respect to your options to purchase 800,000 shares of Common Stock of the Company you have pursuant to the Non-Qualified Stock Option Agreements, dated as of November 11, 2008, September 29, 2009 and June 3, 2010, respectively, between you and the Company (the “NQO”):

1. In the event of a Sale (as defined in the NQO), the vesting schedule of the option shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 50% of the Shares subject to the option. The remaining Shares (as defined in the NQO) shall continue to become vested in accordance with the original vesting schedule set forth in the NQO; provided, however, that the option shall become immediately exercisable in full if, following the Sale, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined below) by the Company or the acquiring or succeeding corporation.

2. For purposes of this letter, (i) “Cause” means (a) commission of, or indictment or conviction of, any felony or any crime involving dishonesty; (b) participation in any fraud against the Company; (c) your breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company; and (ii) “Good Reason” means the occurrence, without your consent, of either of the following events or circumstances: (a) the relocation of the Company's offices such that your daily commute is increased by at least 35 miles; or (b) to the substantial diminution of your duties, responsibilities, or authority.

3. The Company's obligations under this letter shall terminate upon the termination of your employment with the Company prior to a Sale; provided such termination is month than six months prior to the consummation of such Sale.

4. The NQO, as supplemented and modified by this letter, together with the other writings referred to in such NQO or delivered pursuant thereto which form a part thereof, contain the entire agreement between the parties with respect to the subject matter thereof and hereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

5. On and after the date hereof, each reference in the NQO to “hereunder,” “hereof,” “herein” or words of like import, and each reference in the other documents entered into in connection with such NQO, shall mean and be a reference to such NQO, as supplemented and modified hereby. The NQO shall remain in full force and effect and is hereby ratified and confirmed.

Please indicate your agreement with the foregoing by signing in the space provided Below.

Very truly yours,

DEMANDWARE, INC.

By:	/s/ Sheila M. Flaherty
Name: Sheila M Flaherty
Title: VP & GENERAL COUNSEL

Agreed and acknowledged

as of the date set forth below:

/s/ Scott J. Dussault
Scott J. Dussault

Date: April 4, 2010